Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AND TERMINATION AGREEMENT

This Settlement and Termination Agreement (this “Agreement”) is entered into as of October 11, 2026, between Liquidia Technologies, Inc., a Delaware corporation (“Liquidia”), and Sandoz Inc., a Delaware corporation (“Sandoz”). Capitalized terms used but not defined in this Agreement have the meanings given in the Promotion Agreement (as defined below).

RECITALS:

A. Sandoz and Liquidia PAH, LLC, a Delaware limited liability company (formerly known as RareGen, LLC) and an affiliate of Liquidia (“Liquidia PAH”), are parties to that certain Promotion Agreement, dated as of August 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Promotion Agreement”) under which Sandoz is entitled to a fifty percent (50%) share of the proceeds of the Contested Proceedings (as defined below).

B. Sandoz and Liquidia have been and/or are engaged in the Contested Proceedings and Liquidia and its affiliates, including Liquidia PAH, are pursuing a global resolution involving, among other matters, the Contested Proceedings and certain other disputes (the “Global Settlement”) with United Therapeutics Corporation and/or its affiliates (collectively, “UTC”). The parties understand that the economic value assigned to the Contested Proceedings in the Global Settlement may be implemented through a reduction of amounts otherwise payable by Liquidia to UTC and will not reflect arm’s-length price discovery for the value of the Contested Proceedings.

C. The parties wish to fix the amount payable to Sandoz in complete satisfaction of Sandoz’s economic rights and liabilities in the Contested Proceedings, including under the Promotion Agreement, and to provide for the assignment of the Sandoz Interest (as defined below) to Liquidia with the intent that Liquidia will ultimately dismiss the Contested Proceedings with prejudice, while preserving Sandoz’s rights in and to the Contested Proceedings until Sandoz receives the agreed payment in full.

D. The parties also wish to terminate the Promotion Agreement, effective upon satisfaction of the Payment Condition (as defined below), and to release each other from further liability and obligations thereunder, in each case other than with respect to the Surviving Provisions (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1.            Definitions. As used in this Agreement: (a) “Claims” means any and all claims, counterclaims, cross-claims, third-party claims, demands, actions, causes of action, suits, defenses, rights, liens, judgments, orders, awards, appeals, rights of appeal, liabilities, losses, damages, penalties, interest, attorneys’ fees, costs and expenses of whatsoever character, nature and kind, whether in law or in equity, whether matured or unmatured, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, and whether known or unknown or suspected or unsuspected; (b) “Contested Proceedings” means the proceedings identified on Schedule A attached hereto; (c) “Dismissal Documents” means, collectively, (1) the Stipulation and [Proposed] Order of Dismissal With Prejudice in the form attached hereto as Schedule B, and (2) the Stipulation of Dismissal Pursuant to F.R.A.P. 42(b) in the form attached hereto as Schedule C; (d) “Escrow Account” means the escrow account established pursuant to the Escrow Agreement, the details of which are set forth on Schedule D attached hereto; (e) “Escrow Agent” means such escrow agent as the parties may mutually agree in writing; (f) “Escrow Agreement” means the escrow agreement to be entered into among Sandoz, Liquidia and the Escrow Agent within no later than two business days of the execution date of this Agreement, in form and substance reasonably satisfactory to each of them; (g) “Escrow Release Date” means the date on which the Settlement Amount is released from the Escrow Account in accordance with Section 4; (h) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other business entity or governmental authority; (i) “Sandoz Interest” means all of Sandoz’s right, title and interest, of every kind and character, in and to the Contested Proceedings, including (1) all Claims asserted or assertable by the parties, including Sandoz, therein, (2) all judgments, orders, awards, settlements and proceeds payable to or recoverable by Sandoz in respect thereof, including Sandoz’s fifty percent (50%) share of proceeds under the Promotion Agreement, and (3) all rights of appeal, cross-appeal and enforcement in respect thereof; and (j) “Surviving Provisions” means, collectively, (1) Sandoz’s obligation to make payment to Liquidia PAH under Section 6.3 of the Promotion Agreement with respect to Net Profits (as defined in the Promotion Agreement) earned during the third quarter of 2026, (2) those provisions of the Promotion Agreement that expressly survive termination or expiration in accordance with Section 12.7 of the Promotion Agreement, and (3) the provisions of this Agreement preserved by Section 8.

2.            Settlement Payment; Funding of Escrow. [***] U.S. Dollars ($[***]) (the “Settlement Amount”) to be held and disbursed by the Escrow Agent solely in accordance with the Escrow Agreement and this Agreement, no later than three (3) business days after the date of this Agreement. The Settlement Amount shall be released from the Escrow Account in accordance with Section 4 and shall be paid to Sandoz without any deduction or withholding for or on account of any taxes. Any and all interest accrued on the Settlement Amount while held in the Escrow Account shall be payable to Sandoz.

3.            Sandoz’s Rights Remain in Effect Pending Payment. Until each of the conditions set forth in Section 4 have been satisfied and Sandoz has received the Settlement Amount in full in immediately available funds from the Escrow Account (collectively, the “Payment Condition”), (a) the Promotion Agreement remains in full force and effect, (b) all rights, remedies, Claims and interests of Sandoz in and to the Contested Proceedings and the proceeds thereof, including the Sandoz Interest, remain unimpaired, (c) Sandoz does not waive or release any breach, default or other right, and (d) this Agreement does not authorize Liquidia or any other Person to terminate, impair, transfer or encumber the Sandoz Interest or any other protection in favor of Sandoz.

4.            Release from Escrow; Effect of Payment. The Escrow Agent shall release the full Settlement Amount from the Escrow Account to Sandoz upon the satisfaction (or written waiver by the party entitled to the benefit thereof) of each of the following conditions: (a) Sandoz shall have executed and delivered to Alston & Bird LLP to hold in escrow such documents as may be reasonably requested by Liquidia to dismiss the Contested Proceedings with prejudice directly with the relevant court or courts and to authorize submissions to the relevant courts of requests that such courts enter the Dismissal Documents (the “Escrowed Documents”); and (b) Liquidia and/or its affiliates shall have entered into the Global Settlement with UTC, which Global Settlement shall permit Liquidia to continue to sell YUTREPIA® (treprostinil) inhalation powder for the treatment of pulmonary arterial hypertension; and (c) the Global Settlement with UTC shall release all the pending claims against UTC such that the Contested Proceedings will be terminated within 14 days of execution. Promptly following the satisfaction (or written waiver by the party entitled to the benefit thereof) of each of the conditions set forth in clauses (a), (b) and (c) above, each of Sandoz and Liquidia shall execute, and shall deliver, or cause an Authorized Representative (as defined in the Escrow Agreement) to deliver, to the Escrow Agent, a Joint Written Direction (as defined in the Escrow Agreement), in the form attached as Exhibit B to the Escrow Agreement, confirming that the conditions to payment set forth in this Section 4 have been satisfied and instructing the Escrow Agent to release the full Settlement Amount from the Escrow Account to Sandoz in accordance with the wire instructions for Sandoz set forth therein. Upon release of the Settlement Amount from the Escrow Account, the Escrowed Documents shall be released by Alston & Bird to Liquidia. Upon satisfaction of the Payment Condition: (i) the Settlement Amount shall constitute full payment of all amounts owing to Sandoz in respect of the Contested Proceedings, the Sandoz Interest and the proceeds thereof, including under the Promotion Agreement; and (ii) the Promotion Agreement shall terminate, except for the Surviving Provisions. If the Payment Condition is not satisfied within 30 days of the date hereof, this Agreement shall become null and void and without effect.

5.            Assignment of the Sandoz Interest; Dismissal of the Contested Proceedings. Effective as of the Escrow Release Date, Sandoz hereby irrevocably sells, assigns, transfers, conveys and delivers to Liquidia, free and clear of all liens, claims and encumbrances, the Sandoz Interest. For the avoidance of doubt, Liquidia shall agree to dismiss the Contested Proceedings with prejudice as a material term of the Global Settlement with UTC. From and after the Escrow Release Date, Liquidia shall have the sole and exclusive right to control the Contested Proceedings for the purpose of effecting the dismissal with prejudice, and Sandoz shall not, directly or indirectly, participate in, intervene in, submit any filing in, or seek any relief in the Contested Proceedings, except as reasonably requested by Liquidia or as required by applicable law or compulsory legal process. Liquidia is expressly authorized to deliver to UTC, or to file or cause to be filed, the Dismissal Documents in connection with its dismissal of the Contested Proceedings with prejudice. Sandoz shall execute and deliver such further instruments of assignment, substitutions of counsel, powers of attorney, stipulations of dismissal and other documents as Liquidia may reasonably request for such purpose, and each party shall cooperate with the other in securing the dismissal of the Contested Proceedings, with each party bearing its own attorneys’ fees, costs and expenses.

6.            Representations and Warranties. Sandoz represents and warrants to Liquidia, as of the date of this Agreement and as of the Escrow Release Date, that (i) Sandoz is the sole owner of the Sandoz Interest, free and clear of all liens, claims, encumbrances and third-party interests, (ii) Sandoz has not assigned, transferred, pledged, hypothecated or otherwise disposed of, in whole or in part, the Sandoz Interest, and (iii) Sandoz has full right, power and authority to sell, assign and transfer the Sandoz Interest to Liquidia and to grant the covenants set forth in this Agreement, and no consent, approval or authorization of any third party is required in connection with the transfer of the Sandoz Interest other than as expressly contemplated by this Agreement. Each party further represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to enter into this Agreement and to perform its obligations hereunder.

7.            Termination of the Promotion Agreement; Release. Effective upon satisfaction of the Payment Condition, and in each case subject to the Surviving Provisions: (a) the Promotion Agreement is terminated in its entirety and shall be of no further force and effect; (b) Sandoz, on behalf of itself and its affiliates, successors and assigns, irrevocably and unconditionally releases and forever discharges Liquidia, Liquidia PAH and each of their respective affiliates, successors and assigns, and each of their respective directors, officers, employees, agents and representatives, from any and all Claims arising out of, relating to or in connection with the Promotion Agreement, whether arising before, on or after the date of this Agreement, and acknowledges and agrees that none of Liquidia, Liquidia PAH or any of their respective affiliates has or shall have any further liability or obligation of any kind to Sandoz or any of its affiliates under or in respect of the Promotion Agreement; and (c) Liquidia, on behalf of itself, Liquidia PAH and each of their respective affiliates, successors and assigns, irrevocably and unconditionally releases and forever discharges Sandoz and its affiliates, successors and assigns, and each of their respective directors, officers, employees, agents and representatives, from any and all Claims arising out of, relating to or in connection with the Promotion Agreement, whether arising before, on or after the date of this Agreement. Nothing in this Section 7 releases, limits or impairs (i) the Surviving Provisions, (ii) any Claim arising under this Agreement or (iii) any Claim preserved by Section 8. Liquidia PAH is an intended third-party beneficiary of this Section 7 and may enforce it directly. Nothing in this Section 7 affects the agreements between Sandoz and Liquidia, and their respective affiliates, concerning the development of a pump for the administration of Treprostinil, including, but not limited to, the transfer of Liquidia’s rights in cartridges to Sandoz pursuant to the Device Development and Supply Agreement dated December 1, 2022. Liquidia further agrees not to prevent or object to the engagement of Gene Scavola as an independent consultant to Sandoz in connection with the pump development.

8.            Fraud; Indemnification; Survival. Nothing in this Agreement limits or releases any claim based on fraud, fraudulent concealment or intentional misrepresentation. Each party shall indemnify the other party and its affiliates against losses, liabilities, damages, costs and expenses arising from a breach of this Agreement or any representation or warranty made in it. Section 4 through Section 12 of this Agreement survive satisfaction of the Payment Condition.

9.            Confidentiality and Announcements. Each party shall keep confidential and not disclose to any other Person or use for any purpose, other than as authorized by this Agreement, the terms of this Agreement, the negotiations concerning it and the Settlement Amount (the “Confidential Information”); provided, however, that a party may disclose the Confidential Information (a) to its affiliates and to its and their directors, officers, employees, consultants, auditors, attorneys and agents who have a specific need to know and who are bound by a like obligation of confidentiality, (b) to actual or bona fide prospective collaborators, underwriters, investors, lenders or other financing sources who are bound by a like obligation of confidentiality, (c) as required by applicable law, regulation, stock-exchange rule or court order and (d) to the extent necessary for the enforcement of this Agreement, in each case provided that the disclosing party takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Neither party shall make a public announcement disclosing the terms of this Agreement without the other party’s prior written consent, except as required by law, regulation, stock-exchange rule or court order and, to the extent legally permitted, after reasonable advance notice to the other party.

10.            Term; Effectiveness. Liquidia shall notify Sandoz in writing promptly upon the Global Settlement becoming effective. Notwithstanding the foregoing, Section 1, Section 2, Section 3, Section 7, Section 8, Section 9, this Section 10, Section 11 and Section 12 shall be binding on the parties from and after the date on which this Agreement is executed.

11.            Further Assurances.

11.1            Sandoz and Liquidia agree to execute the Escrow Agreement within no later than two business days of the execution date of this Agreement. In the event the Escrow Agent fails to sign the Escrow Agreement within that time frame or the Escrow Agreement is otherwise not executed through no fault of Liquidia, then (i) this Agreement shall remain legally binding on Sandoz and Liquidia, and (ii) Sandoz and Liquidia will work in good faith to identify an alternative Escrow Agent or alternative arrangement to establish an escrow on substantially the same terms set forth in the Escrow Agreement.

11.2            Sandoz shall execute and deliver, and shall cause its affiliates to execute and deliver, any and all documents reasonably requested by Liquidia that are necessary or required by the United States District Court for the District of New Jersey, the United States Court of Appeals for the Third Circuit or any other court of competent jurisdiction in order to dismiss the Contested Proceedings with prejudice, including stipulations of dismissal, substitutions of counsel, powers of attorney and any amended or modified forms of any of the foregoing. If any court raises an objection to, or otherwise fails to enter, any stipulation of dismissal, the parties shall confer promptly and in good faith and shall take such actions as are reasonably necessary to secure entry of the dismissal, including agreeing to reasonable modifications to the form of stipulation. Each party shall bear its own attorneys’ fees, costs and expenses in connection with the foregoing. Liquidia shall not require Sandoz to deliver a release in favor of UTC.

12.            Miscellaneous. This Agreement constitutes the entire agreement between the parties concerning its subject matter and may be amended or waived only in a writing signed by each party. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard for any conflict of law principles that would dictate the application of the laws of another jurisdiction, and the parties irrevocably and unconditionally consent to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware or, if that court does not accept jurisdiction, the state courts of Delaware, for any dispute arising from or relating to this Agreement. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, except to an affiliate or pursuant to a merger or sale of all or substantially all of the business assets to which this Agreement relates. Neither the fact of, nor any provision contained in, this Agreement, nor any action taken pursuant to its terms will constitute, or be construed as, an admission of infringement, liability or wrongdoing of any kind on the part of either party. This Agreement may be executed in counterparts and by electronic signature, each of which is deemed an original and all of which constitute one instrument. If any provision is unenforceable, the remaining provisions remain effective. Each party acknowledges that it has been represented by counsel or had the opportunity to consult counsel and that this Agreement shall be construed as jointly drafted.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the date first written above.

SANDOZ INC.

By:	/s/ Leo Bronfman
Name: Leo Bronfman
Title: Senior Vice President & General Counsel NA

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Roger Jeffs
Name: Roger Jeffs
Title: CEO

SCHEDULE A

Sandoz Inc. and RareGen, LLC v. United Therapeutics Corporation and Smiths Medical ASD, Inc., No. 2:19-cv-10170 (D.N.J.)

Sandoz Inc. and RareGen, LLC, n/k/a Liquidia PAH, LLC v. United Therapeutics Corporation and Smiths Medical ASD, Inc., Nos. 24-3067, 24-3116 and 24-3146 (3d Cir.)

SCHEDULE B

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SCHEDULE C

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SCHEDULE D

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